Exhibit 4.45

EXECUTION VERSION

SUPPLEMENTAL AGREEMENT

15 January 2019

between

SIBANYE GOLD LIMITED

STILLWATER MINING COMPANY

KROONDAL OPERATIONS PROPRIETARY LIMITED

SIBANYE RUSTENBURG PLATINUM MINES PROPRIETARY LIMITED

and

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY as successor in title to BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED acting as Agent relating to a US$600,000,000 Revolving Credit Facility Agreement

dated 6 April 2018

ALLEN &  OVERY

Allen &  Overy LLP

0012186-0006346 JH:1881803.3

THIS AGREEMENT is dated 15 January 2019 and is made

BETWEEN:

(1)        SIBANYE GOLD LIMITED;

(2)        STILLWATER MINING COMPANY;

(3)        KROONDAL OPERATIONS PROPRIETARY LIMITED;

(4)        SIBANYE RUSTENBURG PLATINUM MINES PROPRIETARY LIMITED; and

(5)        BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY as successor in title to BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED as agent of the other Finance Parties (the Agent).

BACKGROUND

(a)        This Agreement is supplemental to and amends the US$600,000,000 revolving credit facility agreement dated 6 April 2018 between, among others, the Parties (the Credit Agreement).

(b)        The Majority Lenders (as defined in the Credit Agreement) have consented to the amendments to the Credit Agreement contemplated by this Agreement. Accordingly the Agent is authorised to execute this Agreement on behalf of the Finance Parties.

IT IS AGREED as follows:

2.          INTERPRETATION

2.1        Definitions

In this Agreement:

Amended Credit Agreement means the Credit Agreement as amended by this Agreement.

Effective Date means the date of this Agreement.

Party means a party to this Agreement.

2.2        Construction

(a)        Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

(b)        The provisions of clauses 1.2 (Construction), 1.4 (Third party rights) and 41 (Enforcement) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Credit Agreement are to be construed as references to this Agreement.

3.          AMENDMENT

The Credit Agreement will be amended from the Effective Date by replacing the existing clause 22.2 (General financial conditions) and replacing it with the following new clause 22.2 (General financial conditions):

"22.2    General financial conditions

The Obligors shall ensure that, for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, on each Measurement Date:

(a)         the ratio of Consolidated EBlTDA to Consolidated Net Finance Charges in respect of the Measurement Period ending on the relevant Measurement Date shall be equal to or exceed 4:1; and

(b)         the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of the Measurement Period ending on the relevant Measurement Date does not exceed:

(i)          if the Measurement Date falls during the period up to and including 31 December 2019, 3.50:1; or

(ii)        if the Measurement Date falls after 31 December 2019, 2.50:1.”

4.          REPRESENTATIONS

4.1        Representations

The representations and warranties set out in this Clause are made by each Obligor to the Agent (on behalf of the Finance Parties). References in this Clause to it or its include, unless the context otherwise requires, each Obligor.

4.2        Binding obligations

The obligations expressed to be assumed by it in this Agreement are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

4.3        Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(a)        any law or regulation applicable to it;

(b)        its constitutional documents; or

(c)        any material agreement or instrument which is binding on it or any of its assets.

4.4        Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

4.5        Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement; and

(b)        for the validity or enforceability of this Agreement or to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

4.6        Credit Agreement

Each Obligor confirms to the Agent that, on the Effective Date, the Repeating Representations:

(a)        are true; and

(b)        would also be true if references to the Credit Agreement are construed as references to the Amended Credit Agreement.

In each case, each Repeating Representation is applied to the facts and circumstances then existing.

5.         CONFIRMATION OF GUARANTEES

Each Guarantor confirms that its guarantee, indemnity and undertaking continues in full force and effect on the terms of the guarantee, indemnity and undertaking contained in clause 19 (Guarantee and indemnity) of the Credit Agreement.

6.          MISCELLANEOUS

(a)         Each of this Agreement and the Amended Credit Agreement is a Finance Document.

(b)        Subject to the terms of this Agreement, the Credit Agreement will remain in full force and effect and, from the Effective Date, the Credit Agreement and this Agreement will be read and construed as one document.

7.          GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SIGNATORIES

Obligors

SIBANYE GOLD LIMITED

By:	/s/ Charl Keyter

STILLWATER MINING COMPANY

By:	/s/ Charl Keyter

KROONDAL OPERATIONS PROPRIETARY LIMITED

By:	/s/ Charl Keyter

SIBANYE RUSTENBURG PLATINUM MINES PROPRIETARY LIMITED

By:	/s/ Charl Keyter

The Agent

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY as successor in title to BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:	/s/ Kevin Day	Kevin Day Vice President